UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011

Macquarie CNL Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-158478	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K, on March 28, 2011, Macquarie CNL Global Income Trust, Inc. (the “Company”), through a subsidiary formed for such purpose, accepted an assignment of a purchase and sale agreement with Bay Investors, LLC, a Texas limited liability company, who is not an affiliate of the Company, to acquire a light industrial building located in the Austin, Texas metropolitan area. The building is 100 percent leased to FedEx Ground Package System, Inc. as a distribution center. There are approximately five years remaining under the lease, which may be renewed for an additional five years at the option of the tenant. The purchase price for the property is approximately $4,550,000 plus closing costs. We anticipate that a portion of purchase price will be paid using proceeds from our current offering, and the remaining portion will be paid from the proceeds of a mortgage loan we are negotiating with JPMorgan Chase Bank, N.A.

In connection with the pending acquisition, we previously funded an escrowed earnest money deposit of $50,000, which became nonrefundable upon the expiration of the due diligence period on May 13, 2011. An additional $50,000 deposit is required on or before May 18, 2011. These deposits will be applied toward the purchase price upon closing of the acquisition. As a result of the expiration of the due diligence period and the earnest money deposit becoming nonrefundable on May 13, 2011, and the approval of this transaction by our board of directors on May 13, 2011, we deem the property probable of acquisition. However, the closing is subject to certain contingencies and assuming all contingencies are satisfied, we expect that the closing of the acquisition will occur in the second quarter of 2011. There can be no assurance that any or all contingencies will be satisfied and that the transaction will ultimately be completed on the terms set forth above or otherwise. The seller of the property is not an affiliate of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 16, 2011	MACQUARIE CNL GLOBAL INCOME TRUST, INC.

	By:	/s/ Robert A. Bourne
	Name: Title:	Robert A. Bourne Chief Executive Officer